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                                                                    EXHIBIT 21.1


SUBSIDIARIES OF REGISTRANT

DOMESTIC

CigarAmerica, Inc.
Delaware, USA

Jerry Madison Jewelry, Inc.
California, USA

Jerry Prince Acquisition Corporation
California, USA

OroAmerica Sales Corporation
Delaware, USA

INTERNATIONAL

Aristoff International
Dominican Republic

Exportadores Bolivianos
Bolivia

LA Estilos
Dominican Republic

Star Exports
Peru

Euro Style.com
Cayman Islands